EXHIBIT 23.2


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the captions "Experts" and "Selected Consolidated Financial Data" and to the use of our report dated April 23, 1998, with respect to the financial statements of SAVVIS Communications Corporation, a Missouri Corporation and a wholly owned subsidiary of SAVVIS Communications Corporation, a Delaware Corporation, formerly known as Savvis Holdings Corporation included in the Registration Statement (Amendment No. 3 to Form S-1 No. 333-90881) and related Prospectus of SAVVIS Communications Corporation for the registration of 12,765,957 shares of its common stock.






/s/ Ernst & Young LLP
     St. Louis, Missouri
     December 27, 1999